Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 77 dated December 28, 2006
to Prospectus Supplement dated May 30, 2006
and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517PR29

ISIN:	US52517PR291

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars
Principal Amount:	$5,000,000

	Total	Per Note
Issue Price:	$5,000,000	100.00%
Agent’s Commission:	$0	0.0%
Proceeds to Lehman Brothers Holdings:	$5,000,000	100.00%

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

Trade Date:	December 28, 2006

Issue Date:	January 10, 2007

Stated Maturity Date:	January 10, 2022, subject to Optional Redemption; provided that if such day is not a New York business day, then such day will be the following New York business day.

Date From Which Interest Accrues:	☒ Issue Date
☐ Other: _____________
☒ Fixed Rate Note

Interest Rate per Annum:	For each Interest Period from the Issue Date to but excluding the Stated Maturity Date: 8.50% times the Interest Accrual Factor

☐ Floating Rate Note	☐ CD Rate

☐ Commercial Paper Rate

☐ Federal Funds (Effective) Rate

☐ Federal Funds (Open) Rate

☐ LIBOR Telerate

☐ LIBOR Reuters

☐ EURIBOR

	☐ Treasury Rate: Constant Maturity ☐ Yes	☐ No

☐ Prime Rate

☐ Eleventh District Cost of Funds Rate

☐ CMS Rate

☐ Other:

Maximum Rate:	Not applicable

Minimum Rate:	0%

Interest Period:

Quarterly, from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Stated Maturity Date, in the case of the final Interest Period).

Interest Payment Dates:

Each January 10, April 10, July 10 and October 10, commencing on April 10, 2007; provided that if such day is not a New York business day, then such day will be the following New York business day unless such day falls in the following month in which case it will be the preceding New York business day, and provided further that the final Interest Payment Date for any Notes shall be the Stated Maturity Date, subject to Optional Redemption.

Interest Accrual Factor:	For any Interest Period, the number of calendar days in each Interest Period in respect of which SPREAD REF is greater than or equal to 0.00% divided by the total number of calendar days in such Interest Period
SPREAD REF:	For any day during an Interest Period, the 30yr CMS Rate minus the 2yr CMS Rate, subject to the Rate Cut Off.

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a New York business day will be SPREAD REF for the immediately preceding New York business day. SPREAD REF applicable to the fifth New York business day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

30yr CMS Rate:

For any New York business day during any Interest Period, the rate that appears on Reuters Screen ISDAFIX1 under the heading “30YR” as of 11:00 a.m., New York city time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the Prospectus.

2yr CMS Rate:

For any New York business day during any Interest Period, the rate that appears on Reuters Screen ISDAFIX1 under the heading “2YR” as of 11:00 a.m., New York city time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the Prospectus.

Interest Computation:	Interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:	☐ Yes ☒ No

Interest Rate Calculation Agent:	Lehman Brothers Special Financing Inc.

Optional Redemption:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings in whole or in part at a price equal to 100% of the principal amount being redeemed, on each Interest Payment Date, commencing on or after April 10, 2007.  Notice of redemption will be given not less than five New York business days prior to the redemption date.

Form of Note:	[X ] Book-entry only (global)	[ ] Certificated

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the Notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the Prospectus Supplement.

HISTORICAL LEVELS OF THE 30YR CMS RATE AND THE 2YR CMS RATE

The following shows for illustrative purposes the 30yr CMS Rate and the 2yr CMS Rate in effect on the hypothetical historical Interest Payment Dates listed below; the Interest Rate per Annum payable on any Interest Payment Date for the Notes, however, will be determined based on the 30yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Period.  The historical experience of the 30yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

			SPREAD REF: 30yr
Hypothetical			CMS Rate—2yr
Interest Payment	30yr CMS Rate	2yr CMS Rate	CMS Rate
Dates	(in %)	(in %)	(in %)
12/28/2006	5.325	5.167	0.158
10/10/2006	5.434	5.228	0.206
7/10/2006	5.804	5.657	0.147
4/10/2006	5.630	5.334	0.296
1/10/2006	5.100	4.823	0.277
10/11/2005	5.057	4.628	0.429
7/11/2005	4.805	4.164	0.641
4/11/2005	5.255	4.169	1.086
1/10/2005	5.211	3.588	1.623
10/12/2004	5.242	2.888	2.354
7/12/2004	5.557	2.936	2.621
4/12/2004	5.383	2.215	3.168
1/12/2004	5.263	1.976	3.287
10/10/2003	5.490	1.964	3.526
7/10/2003	5.002	1.529	3.473
4/10/2003	5.206	1.860	3.346
1/10/2003	5.443	2.111	3.332
10/10/2002	5.161	2.177	2.984
7/10/2002	5.824	2.967	2.857
4/10/2002	6.249	3.874	2.375

1/10/2002	6.061	3.342	2.719
10/10/2001	5.871	3.230	2.641
7/10/2001	6.460	4.655	1.805
4/10/2001	6.429	4.812	1.617
1/10/2001	6.163	5.429	0.734
10/10/2000	7.039	6.738	0.301
7/10/2000	7.181	7.096	0.085
4/10/2000	7.174	7.011	0.163
1/10/2000	7.433	6.893	0.540
10/12/1999	7.120	6.438	0.682
7/12/1999	6.738	6.023	0.715
4/12/1999	6.100	5.379	0.721
1/11/1999	5.948	5.274	0.674
10/13/1998	5.986	4.846	1.140
7/10/1998	6.083	5.790	0.293
4/13/1998	6.327	5.950	0.377
1/12/1998	6.123	5.567	0.556
10/10/1997	6.787	6.172	0.615
7/10/1997	6.879	6.171	0.708
4/10/1997	7.440	6.682	0.758
1/10/1997	7.195	6.249	0.946
10/10/1996	7.283	6.162	1.121
7/10/1996	7.488	6.550	0.938
4/10/1996	7.329	6.283	1.046
1/10/1996	6.545	5.403	1.142
10/10/1995	6.849	5.943	0.906
7/10/1995	6.946	5.732	1.214
4/10/1995	7.852	6.912	0.940
1/10/1995	8.377	8.073	0.304
10/10/1994	8.446	6.960	1.486
7/11/1994	8.308	6.573	1.735
4/11/1994	7.821	5.746	2.075
1/10/1994	6.888	4.219	2.669
10/11/1993	6.612	3.902	2.710
7/12/1993	7.293	4.157	3.136
4/12/1993	7.513	4.015	3.498
1/11/1993	7.818	4.765	3.053
10/12/1992	7.952	4.348	3.604

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price.  After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.